Exhibit 5.1

800 Boylston Street Boston, MA 02199 Richard J. Morrison Deputy General Counsel and Secretary 617-424-2111 richard.morrison@eversource.com

May 2, 2018

Eversource Energy

300 Cadwell Drive

Springfield, Massachusetts 01104

RE:                           Registration Statement on Form S-8

Ladies and Gentlemen:

I am Deputy General Counsel of Eversource Energy Service Company, a service company affiliate of the Company (as defined below), and Secretary of Eversource Energy, a Massachusetts business trust and voluntary association organized under the laws of the Commonwealth of Massachusetts (the “Company”). I have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement on Form S-8 of the Company (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 3,200,000 common shares, par value $5.00 per share (the “Common Shares”), of the Company that may be issued by the Company pursuant to the 2018 Eversource Energy Incentive Plan  (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering this opinion, I have examined: (i) the Declaration of Trust of the Company, as amended to date; (ii) the Registration Statement; (iii) the Plan; and (iv) such other documents, records, and instruments and I have reviewed such matters of law as I have deemed necessary or appropriate.

I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. I have also assumed the genuineness of all signatures or instruments that I have reviewed. In addition, I have assumed and have not verified the accuracy as to factual matters of each document I have reviewed.

This opinion is limited to the current laws of the Commonwealth of Massachusetts, the current federal laws of the United States, and to the facts as they exist on the date hereof.  I am a member of the bar of the Commonwealth of Massachusetts.  I express no opinion as to matters involving the laws of any jurisdiction other than the Commonwealth of Massachusetts and the United States.  I undertake no obligation to advise you as a result of developments occurring after the date hereof including changes in such laws or interpretations thereof, or as a result of facts or circumstances brought to my attention after the date hereof.

Based on and subject to the foregoing, I am of the opinion that the Common Shares are duly authorized and when the Common Shares have been issued and delivered in accordance with the Plan, such Common Shares will be validly issued, fully paid and non-assessable.

This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below. I hereby consent to be named in the Registration Statement as the attorney who passed upon the legality of the Common Shares and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ RICHARD J. MORRISON